UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934
                                 or
   Suspension of Duty to File Reports Under Sections 13 and 15(d)
               of the Securities Exchange Act of 1934.

                 Commission file number:   33-1624

                   CERTIFICATES OF PARTICIPATION
                         BK I REALTY INC.
                (formerly Shearson\BK Realty Inc.)
                      BK III RESTAURANTS INC
             (formerly Shearson\BK Restaurants, Inc.)
      (Exact name of registrant as specified in its charter)


   3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3237, Attn: Andre Anderson
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Limited Partnership Interests
     (Title of each class of securities covered by this Form)

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule   12g-4(a)(1)(i)  [X]          Rule   12h-3(b)(1)(i)
         Rule   12g-4(a)(1)(ii)              Rule   12h-3(b)(1)(ii)
         Rule   12g-4(a)(2)(i)               Rule   12h-3(b)(2)(i)
         Rule   12g-4(a)(2)(ii)              Rule   12h-3(b)(2)(ii)
         Rule   15d-6

Appropriate  number of holders of record as of the certification
or notice date:   0

Pursuant to the requirements of the Securities Exchange Act of 1934, Certificates of Participation, BK I Realty Inc.and BK III Restaurants Inc., have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              CERTIFICATES OF PARTICIPATION
                              BK I REALTY INC.
                              BK III RESTAURANTS INC.

Date:  March 6, 1997          By:   BK I Realty Inc.
                                    BK III Restaurants Inc.
                                    Registrant


                              By:   /s/ Kenneth F. Boyle
                                    President,  Director
                                    and Chief Financial Officer